                                                                   Exhibit 12.3


                                TIME WARNER INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                --------------
                                                 Pro Forma (a) ---------------------------------------------------------
                                                  Year Ended          Historical                    Historical
                                                 December 31,  Year Ended December 31,       Year Ended December 31,
                                                     2000        2000(b) 1999(b)          1998        1997         1996
                                                -------------  ---------------------------------------------------------
Earnings:

Net income (loss) before income taxes
  and cumulative effect of accounting change       $(5,252)     $   671   $ 3,500      $   586      $   832      $     4
Interest expense                                     1,635        1,696     1,512          891        1,049          968
Amortization of capitalized interest                     6            6         9           10           18            6
Portion of rents representative of an
  interest factor                                      189          185       172           94           78           63
Preferred stock dividend requirements
  of majority-owned subsidiaries                        52           52        57           52           72           72
Adjustment for partially owned
  subsidiaries and 50% owned companies                 235          235       440          960          938          801
Undistributed losses (earnings) of
  less than 50% owned companies                         13           13        46           42            4           52
                                                   -------      -------   -------      -------      -------      -------
    Total earnings                                 $(3,122)     $ 2,858   $ 5,736      $ 2,635      $ 2,991      $ 1,966
                                                   =======      =======   =======      =======      =======      =======
Fixed Charges:

Interest expense                                   $ 1,635      $ 1,696   $ 1,512      $   891      $ 1,049      $   968
Capitalized interest                                     8            8         6            1           15            7
Portion of rents representative of
  an interest factor                                   189          185       172           94           78           63
Preferred stock dividend requirements
  of majority-owned subsidiaries                        52           52        57           52           72           72
Adjustment for partially owned
  subsidiaries and 50% owned companies                 121          121        86          721          622          607
                                                   -------      -------   -------      -------      -------      -------
    Total fixed charges                            $ 2,005      $ 2,062   $ 1,833      $ 1,759      $ 1,836      $ 1,717
                                                   =======      =======   =======      =======      =======      =======
Pretax income necessary to cover
  preferred dividend requirements                       24           24        88          915          541          347
                                                   -------      -------   -------      -------      -------      -------
    Total combined                                 $ 2,029      $ 2,086   $ 1,921      $ 2,674      $ 2,377      $ 2,064
                                                   =======      =======   =======      =======      =======      =======
Ratio of earnings to fixed
   charges (deficiency in
   the coverage of fixed
   charges by earnings before
   fixed charges)                                  $(5,127)         1.4x      3.1x         1.5x         1.6x         1.1x
                                                   =======      =======   =======      =======      =======       ======
Ratio of earnings to combined
    fixed charges and preferred
    dividend requirements (deficiency
    in the coverage of combined fixed
    charges and preferred dividend
    requirements deficiency)                       $(5,151)         1.4x      3.0x     $   (39)         1.3x      $  (98)
                                                   =======      =======   =======      =======      =======       ======

(a) As a result of the merger of America Online and Time Warner, the pro forma ratios of Time Warner have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at Time Warner's historical cost basis of accounting. Time Warner's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 2000.

(b) The ratio of earnings to fixed charges for the years ended December 31, 2000 and 1999 reflect the consolidation of the Entertainment Group, which substantially consists of Time Warner Entertainment Company, L.P. ("TWE"), to the beginning of 1999. Because Time Warner's ratio of earnings to fixed charges for all periods presented include 100% of TWE's earnings and fixed charges, the ratios for periods prior to 1999 have not changed as a result of such consolidation. However, the individual components as presented above are no longer comparable.